Exhibit 10.1
EXECUTION VERSION
AGREEMENT
This Agreement, dated as of April 23, 2015, is made by and among Brookdale Senior Living Inc., a Delaware corporation (the "Company"), on the one hand, and Sandell Asset Management Corp., a Cayman Islands exempted company ("Sandell"), and all other entities listed on Schedule A hereto (together with Sandell, the "Sandell Group", and each of Sandell and such entities, a "Sandell Group Member"), on the other hand.
W I T N E S S E T H:
WHEREAS, the Sandell Group is the beneficial owner of 2,535,922 shares of the Company's common stock, par value $0.01 per share ("Common Stock"), which represents approximately 1.4% of the Company's issued and outstanding Common Stock;
WHEREAS, on March 16, 2015, Castlerigg Active Investment Master Fund, Ltd. ("CAI Master"), a Sandell Group Member, submitted to the Company a "Stockholder Notice of Intent to Present and Nominate Persons for Election as Directors at the 2015 Annual Meeting of Stockholders of Brookdale Senior Living Inc." (the "Notice");
WHEREAS, Sandell and the Company have engaged in various discussions and communications including with respect to the composition of the Company's Board of Directors (the "Board"); and
WHEREAS, (i) each of Dr. Samuel Waxman and Mark J. Schulte has delivered a notice of retirement and resignation, effective as of the date hereof, to the Chairman of the Board and (ii) the Board has determined it to be in the best interests of the Company to accept such retirements and resignations and to fill the resulting vacancies on the Board as provided herein.
NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

 BOARD MATTERS; 2015 ANNUAL MEETING
Section 1.1                                        Board Matters.
(a) The Company hereby agrees to cause the Board (i) to appoint each of Lee S. Wielansky and Mark J. Parrell (together, the "Nominees") as a Class III director, (ii) to cause the members of  the Investment Committee to consist of the Nominees, William G. Petty, Jr. and one additional independent director; provided, however, that during the Standstill Period (as defined in Section 2.1), the Investment Committee may recommend to the Board that an additional member of the Board be added to the Investment Committee; and provided further that the Board may fill any vacancies occurring on the Investment Committee during the Standstill Period, (iii) to amend the Charter of the Investment Committee as set forth in Exhibit A hereto, (iv) to nominate the Nominees for election to the Board at the 2015 annual meeting of stockholders of the Company (the "2015 Annual Meeting"), in each case as a Class III director to serve until the 2018 annual meeting of stockholders and until their successors are duly elected and qualified, (v) to recommend a vote "for"

the Nominees and (vi) to solicit the Company's stockholders to vote for the Nominees in the same manner as other nominees of the Company standing for election as directors.
(b) Prior to the date hereof, Mr. Wielansky has delivered to the Company a fully completed copy of the Company's customary director onboarding documentation.
(c) CAI Master, on behalf of itself and each Sandell Group Member, hereby irrevocably withdraws the Notice and any related materials or notices submitted to the Company in connection therewith.
(d) If, during the Standstill Period (as defined in Section 2.1), Mr. Wielansky resigns or is otherwise unable or unwilling to serve as a director, and at such time the Sandell Group beneficially owns in the aggregate at least seventy five percent (75%) of the Common Stock held as of the date hereof (the "Minimum Ownership Threshold"), Sandell shall have the ability to recommend a substitute person(s) in accordance with this Section 1.1(d) (any such replacement nominee shall be referred to as the "Sandell Replacement Director").  Any Sandell Replacement Director recommended by Sandell must meet the following criteria: (i) such person is independent of all Sandell Group Members, (ii) such person will qualify as "independent" pursuant to the New York Stock Exchange listing standards, (iii) such person has the relevant financial and business experience to be a director of the Company and (iv) such person meets the guidelines and policies with respect to service on the Board as in effect as of the date of this Agreement, or such additional or amended guidelines and policies approved by the Board (clauses (i)-(iv), the "Director Criteria").  In the event the Nominating and Corporate Governance Committee and/or the Board do not accept a substitute person recommended by Sandell as the Sandell Replacement Director, Sandell shall have the right to recommend additional substitute person(s) meeting the Director Criteria whose appointment shall be subject to the acceptance of the Nominating and Corporate Governance Committee and the Board.  Any Sandell Replacement Director shall be mutually acceptable to (i) the Nominating and Corporate Governance Committee and the Board and (ii) Sandell (on behalf of the Sandell Group), which acceptance shall not be unreasonably delayed or withheld, and the Company agrees to cause the Board to appoint such individual as a Class III director and otherwise treat such individual as a Nominee.  If at any time during the Standstill Period, the Sandell Group's aggregate beneficial ownership of Common Stock decreases to less than the Minimum Ownership Threshold, the right of Sandell pursuant to this Section 1.1(d) to participate in the recommendation of a Sandell Replacement Director to fill the vacancy caused by the resignation of Mr. Wielansky shall automatically terminate.  Sandell shall promptly notify the Company in writing at such time as the Sandell Group's aggregate beneficial ownership of Common Stock decreases to less than the Minimum Ownership Threshold.
Section 1.2                                        2015 Annual Meeting.
(a) The Sandell Group covenants and agrees that it will (i) continue to have the right to vote all Common Stock held as of the date hereof through the 2015 Annual Meeting, and (ii) appear in person or by proxy at the 2015 Annual Meeting and vote all Common Stock beneficially owned, or deemed beneficially owned, in accordance with the Board's recommendation with respect to nominees to the Board and any other matter set forth on Exhibit B.
(b) Each Sandell Group Member agrees that it will not, directly or indirectly, (i) nominate or recommend for nomination any person for election at the 2015 Annual Meeting (the "2015 Annual Meeting"), (ii) submit any proposal for consideration at, or bring any other business before, the 2015 Annual Meeting, (iii) initiate, encourage or participate in any "withhold" or similar campaign with respect to the 2015 Annual Meeting, or (iv) publicly or privately encourage or support any other current or future stockholder of the Company to take any of the actions set forth in the preceding clauses (i) through (iii).
(c) The Company agrees that the Company's "proxy statement" (as defined in Rule14a-1 promulgated under the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act")) with respect to the 2015 Annual Meeting (such proxy statement, the "2015 Proxy Statement") and all other solicitation materials to be delivered to stockholders in connection with the 2015 Annual Meeting will be prepared in accordance with, and in a manner consistent with the intent and purpose of, this Agreement.  The Company will provide Sandell (on behalf of the Sandell Group) with a true and complete copy of the relevant portion of the 2015 Proxy Statement or other "soliciting materials" (as used in Rule 14a-6 promulgated under the Exchange Act) with respect to the 2015 Annual Meeting, in each case that refers to any Sandell Group Member, the Nominees, or this Agreement, at least two (2) business days before filing such materials with the SEC in order to permit the Sandell Group a reasonable opportunity to review and comment on such portions, and will consider in good faith any comment received from Sandell (on behalf of each Sandell Group Member) and its counsel relating to such portions.  Except as required by applicable law, the Company will use the same or substantially similar language, or any summary thereof that is agreed upon for the foregoing filings, in all other subsequent filings with the SEC that disclose, discuss, refer to, or are being filed in response to or as a result of this Agreement.  Sandell will promptly provide all information relating to Mr. Wielansky and other information to the extent required under applicable law to be included in the Company's 2015 Proxy Statement and any other soliciting materials (as such term is used in Rule 14a-6 promulgated under the Exchange Act) to be filed with the SEC or delivered to stockholders of the Company in connection with the 2015 Annual Meeting.  The 2015 Proxy Statement and other soliciting materials generally will contain the same type of information and manner of presentation concerning the Nominees as provided for the Company's other independent directors.
ARTICLE II

 COVENANTS
Section 2.1                                        Standstill.
(a) Each Sandell Group Member agrees that, without the prior written consent of the Company, from the date of this Agreement until the earlier of (i) the date that is twenty-five (25) days prior to the deadline for the submission of stockholder nominations of directors in respect of the 2016 annual meeting of stockholders of the Company set forth in the Amended and Restated Bylaws of the Company, as amended, and (ii) the date that is ten (10) days after the date, if any, that Sandell (on behalf of the Sandell Group) provides written notice in good faith to the Company that the Company has materially breached any of its commitments or obligations under this Agreement (specifying the relevant acts), except that if such material breach can be cured, the Company shall have ten (10) days after the date of such written notice within which to cure its material breach and this clause (ii) shall not apply in the event of such cure (the "Standstill Period"), it will not, directly or indirectly:
(i) other than through open market broker sale transactions where the identity of the purchaser is unknown, sell, offer or agree to sell directly or indirectly, through any swap or hedging transaction or otherwise, any security of the Company or any right decoupled from such underlying security held by any Sandell Group Member to any person that would knowingly result in such person, together with its Affiliates and Associates (as defined in Section 2.3), owning, controlling or otherwise having any beneficial or other ownership interest in the aggregate of 5% or more of the shares of Common Stock outstanding at such time or would increase the beneficial or other ownership interest of any person who, together with its Affiliates and Associates, has a beneficial or other ownership interest in the aggregate of 5% or more of the shares of Common Stock outstanding at such time, except in each case in a transaction approved by the Board;
(ii) purchase or cause to be purchased or otherwise acquire or agree to acquire beneficial ownership of any Common Stock or other securities issued by the Company, or any securities convertible into or exchangeable for Common Stock, if, in any such case immediately after the taking of such action, the Sandell Group together with its Affiliates and Associates would, in the aggregate, beneficially own 5% or more of the then outstanding shares of Common Stock;
(iii) compensate or agree to compensate Mr. Wielansky or any Sandell Replacement Director for his or her services as a nominee or director of the Company or otherwise in connection with the transactions contemplated by this Agreement, except as set forth in the Notice;
(iv) engage in any solicitation of proxies or consents or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act ) of proxies or consents (including, without limitation, any solicitation of consents that seeks to call a special meeting of stockholders), in each case, with respect to securities of the Company;
(v) form, join or in any way participate in any "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock (other than a "group" that includes only Sandell Group Members);
(vi) deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock, other than any such voting trust, arrangement or agreement solely among Sandell Group Members and otherwise in accordance with this Agreement;
(vii) seek to call, request the call of, or call a special meeting of the stockholders of the Company, or make a request for a list of the Company's stockholders or other Company records;
(viii) effect, seek to effect or in any way assist or facilitate any other Person in effecting or seeking to effect any: (i) tender offer or exchange offer to acquire securities of the Company; (ii) acquisition of any interest in any material asset or business of the Company or any of its subsidiaries; (iii) merger, acquisition, share exchange or other business combination involving the Company or any of its subsidiaries; or (iv) recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries or any material portion of its or their businesses;
(ix) propose or nominate, or cause or encourage any person to propose or nominate, any candidates to stand for election to the Board or seek the removal of any member of the Board, except as specifically permitted by Section 1.1;
(x) make any public communication in opposition to any transaction approved by the Board, or publicly criticize the Company's business, financial structure or real estate, investment or other strategy;

(xi) seek to advise, encourage, support or influence any person with respect to the voting or disposition of any securities of the Company at any annual or special meeting of stockholders, except in accordance with Section 1.2;
(xii) make any request or submit any proposal to amend or waive the terms of this Agreement other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations for any party; or
(xiii) publicly disclose any intention, plan or arrangement inconsistent with any provision of this Section 2.1.
Notwithstanding anything to the contrary, nothing in this Agreement shall prohibit or restrict any director of the Company, including any Nominee, from exercising his or her rights and fiduciary duties as a director of the Company.
Section 2.2                                        Press Release.  Promptly following the execution of this Agreement, the Company and the Sandell Group shall jointly issue a press release that includes, among things, the text attached hereto as Exhibit C.  Neither the Company nor any Sandell Group Member shall make, at any time during the Standstill Period, any public announcement or statement inconsistent with any statement contained in Exhibit C, except, in each case of (i) and (ii), with the prior written consent of the Company (in the case of a press release or public announcement by any Sandell Group Member) or Sandell on behalf of all Sandell Group Members (in the case of a press release or public announcement by the Company) or as required by applicable legal process, subpoena, law, the rules of any stock exchange, or legal requirement (including the federal securities laws) or as part of a response to a request for information from any governmental authority with jurisdiction over the party from whom information is sought.
Section 2.3                                        Affiliates and Associates.  Each Sandell Group Member agrees that it will cause its current and future controlled Affiliates and Associates to comply with all terms and provisions of this Agreement as if they were a party hereto and that it shall be responsible for any breach of this Agreement by any such Affiliate or Associate.  As used in this Agreement, the terms "Affiliate" and "Associate" shall have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Exchange Act.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
                      Section 3.1                                        Mutual Representations and Warranties.  Each party hereto represents and warrants to all other parties hereto that (a) such party has the power and authority to execute this Agreement and any other documents or agreements to be executed in connection herewith, (b) this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding obligation of, such party and is enforceable against such party in accordance with its terms, except as enforcement hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution, delivery and performance of this Agreement by such party does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to such party or (ii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both could constitute such breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such party is a party or by which it is bound.
                      Section 3.2                                        Additional Representations of the Sandell Group Members.  In addition to the representations and warranties set forth in Section 3.1, each Sandell Group Member represents and warrants to the Company that, as of the date hereof, (a) the Sandell Group owns beneficially (as determined in accordance with Rule 13d-3 promulgated under the Exchange Act) an aggregate of 2,535,922 shares of Common Stock, (b) Mr. Wielansky is independent of all Sandell Group Members, (c) no Sandell Group Member has compensated or agreed to compensate, directly or indirectly, Mr. Wielansky for his services as a nominee or director of the Company or otherwise in connection with the transactions contemplated by this Agreement except as set forth in the Notice, and (d) to the knowledge of such Sandell Group Member, no person other than a Sandell Group Member has any rights with respect to the Common Stock beneficially owned by the Sandell Group.
ARTICLE IV
MISCELLANEOUS
                      Section 4.1                                        Specific Performance.  Each party hereto acknowledges and agrees that irreparable injury to the other party hereto would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages).  It is accordingly agreed that each party hereto shall be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other parties will not take action, directly or indirectly, in opposition to a party hereto seeking such relief on the grounds that any other remedy or relief is available at law or in equity.  This Section 4.1 is not the exclusive remedy for any violation of this Agreement.

                      Section 4.2                                        Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.  It is hereby stipulated and declared to be the intention of the parties that the parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.  In addition, the parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

                      Section 4.3                                        Notices.  Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); (iii) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (iv) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to the Company:

Brookdale Senior Living Inc.
111 Westwood Place, Suite 400
Brentwood, TN 37027
Attention: Chad C. White
Email: CWhite@brookdale.com

With a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10036
Attention:	Joseph A. Coco
Richard J. Grossman
Email:	Joseph.Coco@Skadden.com
Richard.Grossman@Skadden.com

If to any Sandell Group Member:

Sandell Asset Management Corp.
540 Madison Avenue, 36th Floor
New York, NY 10022
Attn.: Mr. Shreyas Gupta
Email: sgupta@sandellmgmt.com

With a copy to (which shall not constitute notice):

Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022
Attention: David E. Rosewater
Email: david.rosewater@srz.com

                        Section 4.4                                        Applicable Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof.  Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware).  Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
                        Section 4.5                                        Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party (including by means of electronic delivery or facsimile).

                        Section 4.6                                        Mutual Non-Disparagement.  Subject to applicable law, each party hereto covenants and agrees that, until the earlier of (a) the expiration of the Standstill Period and (b) such time as the Company (in the case of any party that is a Sandell Group Member) or any Sandell Group Member (in the case of the party that is the Company), or any of the Company's or any Sandell Group Member's (as applicable) agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors shall have breached this Section, neither such party nor any of its respective agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors, shall in any way publicly criticize, disparage, call into disrepute, or otherwise defame or slander the Company (in the case of any party that is a Sandell Group Member) or any Sandell Group Member (in the case of the party that is the Company) or the Company's or any Sandell Group Member's (as applicable) subsidiaries, affiliates, successors, assigns, officers, directors (including any current director of the Company who no longer serves in such capacity following the execution of this Agreement), employees, stockholders, agents, attorneys or representatives, or any of their businesses, strategies or services, in any manner that would reasonably be expected to damage the business or reputation of such other parties or their subsidiaries, affiliates, successors, assigns, officers, directors (or former directors), employees, stockholders, agents, attorneys or representatives.  For purposes of this Section, Mr. Wielansky shall not be deemed to be an agent, affiliate, officer, key employee or director of the Company and no actions taken by any agent or other representative of a party in any capacity other than as a representative of such party shall be covered by this Agreement.  Notwithstanding the foregoing, nothing in this Section 4.6 shall be deemed to prevent either the Company or any Sandell Group Member from complying with its respective disclosure obligations under applicable law, legal process, subpoena, law, the rules of any stock exchange, or legal requirement or as part of a response to a request for information from any governmental authority with jurisdiction over the party from whom information is sought.

                      Section 4.7                                        Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries.  This Agreement contains the entire understanding of the parties hereto with respect to its subject matter.  There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the parties other than those expressly set forth herein.  No modifications of this Agreement can be made except in writing signed by an authorized representative of each party hereto.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.  The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns.  No party shall assign this Agreement or any rights or obligations hereunder without, in the case of an assignment by any Sandell Group Member, the prior written consent of the Company, and, in the case of an assignment by the Company, the prior written consent of Sandell on behalf of all Sandell Group Members.  This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons.

Section 4.8                                        Termination.  Upon the expiration of the Standstill Period in accordance with Section 2.1, this Agreement immediately and automatically terminates in its entirety and no party hereto has any further right or obligation under this Agreement; provided, that no party hereto is released from any breach of this Agreement that occurred before its termination.
 [Signature pages follow.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date first above written.

BROOKDALE SENIOR LIVING INC.

By:  /s/ T. Andrew Smith
   Name:  T. Andrew Smith
   Title:    Chief Executive Officer

SANDELL ASSET MANAGEMENT CORP.

By:  /s/ Adam Hoffman
   Name:  Adam Hoffman
   Title:    General Counsel

CASTLERIGG MASTER INVESTMENTS
LTD.

By:  Sandell Asset Management Corp.,
        as Investment Manager

By: /s/ Adam Hoffman
  Name:  Adam Hoffman
   Title:    General Counsel

CASTLERIGG INTERNATIONAL LIMITED

By:  Sandell Asset Management Corp.,
        as Investment Manager

By: /s/ Adam Hoffman
  Name:   Adam Hoffman
   Title:     General Counsel
[Signature page to Settlement Agreement]

CASTLERIGG INTERNATIONAL
HOLDINGS LIMITED

By:  Sandell Asset Management Corp.,
        as Investment Manager

By: /s/ Adam Hoffman
  Name:  Adam Hoffman
  Title:    General Counsel

CASTLERIGG OFFSHORE HOLDINGS,
LTD.

By:  Sandell Asset Management Corp.,
        as Investment Manager

By: /s/ Adam Hoffman
  Name:  Adam Hoffman
  Title:    General Counsel
CASTLERIGG MERGER ARBITRAGE AND
EQUITY EVENT INTERMEDIATE FUND,
L.P.

By:  Sandell Asset Management Corp.,
        as Investment Manager

By: /s/ Adam Hoffman
  Name:  Adam Hoffman
  Title:    General Counsel
[Signature page to Settlement Agreement]

CASTLERIGG MERGER ARBITRAGE AND
EQUITY EVENT FUND, LTD.

By:  Sandell Asset Management Corp.,
        as Investment Manager

By: /s/ Adam Hoffman
  Name:  Adam Hoffman
  Title:    General Counsel
CASTLERIGG MERGER ARBITRAGE AND
EQUITY EVENT MASTER FUND, LTD.

By:  Sandell Asset Management Corp.,
        as Investment Manager

By: /s/ Adam Hoffman
  Name:  Adam Hoffman
   Title:    General Counsel

CASTLERIGG ACTIVE INVESTMENT
FUND, LTD.

By:  Sandell Asset Management Corp.,
        as Investment Manager

By: /s/ Adam Hoffman
  Name:  Adam Hoffman
   Title:    General Counsel

[Signature page to Settlement Agreement]

CASTLERIGG ACTIVE INVESTMENT
INTERMEDIATE FUND, L.P.

By:  Sandell Asset Management Corp.,
        as Investment Manager

By: /s/ Adam Hoffman
  Name:  Adam Hoffman
   Title:    General Counsel

CASTLERIGG ACTIVE INVESTMENT
MASTER FUND, LTD.

By:  Sandell Asset Management Corp.,
        as Investment Manager

By: /s/ Adam Hoffman
  Name:  Adam Hoffman
   Title:    General Counsel

CASTLERIGG EQUITY EVENT AND
ARBITRAGE FUND

By:  Sandell Asset Management Corp.,
        as Investment Manager

By: /s/ Adam Hoffman
  Name:  Adam Hoffman
  Title:    General Counsel
PULTENEY STREET PARTNERS, L.P.

By:  Sandell Asset Management Corp.,
        as Investment Manager

By: /s/ Adam Hoffman
  Name:  Adam Hoffman
   Title:    General Counsel
[Signature page to Settlement Agreement]

MERRILL LYNCH INVESTMENT
SOLUTIONS SICAV, an umbrella fund with
segregated liability between sub-funds acting for
and on behalf of Merrill Lynch Investment
Solutions – Castlerigg Equity Event and
Arbitrage UCITS Fund

By:  Sandell Investment Services, L.L.C.
        as Investment Manager

By: /s/ Adam Hoffman
  Name:  Adam Hoffman
   Title:    Authorized Signatory

SANDELL INVESTMENT SERVICES, L.L.C.

By: /s/ Adam Hoffman
  Name:  Adam Hoffman
   Title:    Authorized Signatory

SANDELL ADVISORS, LLC

By: /s/ Adam Hoffman
  Name:  Adam Hoffman
   Title:    Authorized Signatory

SANDELL ASSET MANAGEMENT EUROPE

By: /s/ Adam Hoffman
  Name:  Adam Hoffman
   Title:    Authorized Signatory

[Signature page to Settlement Agreement]

Schedule A
Sandell Group Members
1.	Sandell Asset Management Corp.
2.	Castlerigg Master Investments Ltd.
3.	Castlerigg International Limited
4.	Castlerigg International Holdings Limited
5.	Castlerigg Offshore Holdings, Ltd.
6.	Castlerigg Merger Arbitrage and Equity Event Intermediate Fund, L.P.
7.	Castlerigg Merger Arbitrage and Equity Event Fund, Ltd.
8.	Castlerigg Merger Arbitrage and Equity Event Master Fund, Ltd.
9.	Castlerigg Active Investment Fund, Ltd.
10.	Castlerigg Active Investment Intermediate Fund, L.P.
11.	Castlerigg Active Investment Master Fund, Ltd.
12.	Castlerigg Equity Event And Arbitrage Fund
13.	Pulteney Street Partners, L.P.
14.	Merrill Lynch Investment Solutions SICAV – Castlerigg Equity Event And Arbitrage UCITS Fund
15.	Sandell Investment Services, L.L.C.
16.	Sandell Advisors, LLC
17.	Sandell Asset Management Europe

Exhibit A
CHARTER OF THE
INVESTMENT COMMITTEE
OF THE BOARD OF DIRECTORS OF
BROOKDALE SENIOR LIVING INC.
(AS AMENDED APRIL 23, 2015)
_______________________________________________________________________________________________________________

I.	PURPOSE OF THE COMMITTEE
The purposes of the Investment Committee (the "Committee") of the Board of Directors (the "Board") of Brookdale Senior Living Inc. (the "Corporation") shall be (i) to review and evaluate, from time to time, the Corporation's capital structure, financial strategies and capital allocation plans and to make recommendations to the Board with respect thereto, (ii) to review and (if deemed desirable) approve, on behalf of the Board, or recommend that the Board approve (as applicable), certain acquisitions, expansion/development projects, financings, refinancings and other transactions proposed by management, and (iii) to perform such other tasks as may be delegated to it from time to time by the Board.
II.	COMPOSITION OF THE COMMITTEE
The Committee shall consist of three or more directors, as determined from time to time by the Board.  The chairperson of the Committee shall be designated by the Board, provided that if the Board does not so designate a chairperson, the members of the Committee, by a majority vote, may designate a chairperson.
Any vacancy on the Committee shall be filled by majority vote of the Board.  No member of the Committee shall be removed except by majority vote of the Board.
III.	MEETINGS AND PROCEDURES OF THE COMMITTEE
The Committee shall meet as often as it determines necessary to carry out its duties and responsibilities.  The Committee, in its discretion, may ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary.  At each regularly-scheduled meeting, management will update the Committee regarding recently-completed and proposed transactions entered into or proposed to be entered into by the Corporation (including any transactions that may have been approved pursuant to authority delegated to the Corporation's executive officers by the Board).  Unless such requirement is otherwise waived by the Committee in any particular instance, management shall ensure that detailed information regarding any proposed transaction is presented to the Committee for review at least 24 hours prior to seeking the Committee's approval of the transaction.
The Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate; provided, however, that no subcommittee shall consist of fewer than two members; and provided further that the Committee shall not delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the

Committee as a whole; and provided further that the Committee shall not delegate to a subcommittee the discharge of its duties and responsibilities referred to in Section IV(a) below.
A majority of the members of the Committee present in person or by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other shall constitute a quorum.
The Committee shall maintain minutes of its meetings and records relating to those meetings and provide copies of such minutes to the Board.
IV.	DUTIES AND RESPONSIBILITIES OF THE COMMITTEE
The Committee shall have the following duties and responsibilities:
(a)            to take any and all actions that the Committee may deem necessary or appropriate in order to review and evaluate the following (and to make recommendations to the Board with respect thereto):

i.	the Corporation's capital structure and financial strategies (including debt and equity issuances and repurchases of debt);
ii.	the Corporation's material capital allocation plans and other opportunities or options to create shareholder value, including, without limitation, evaluation of options associated with the Corporation's owned real estate portfolio; and
iii.	the Corporation's dividend and share repurchase policies and programs and other strategies to return capital to shareholders.
(b)          to take any and all actions that the Committee may deem necessary or appropriate in order to negotiate, execute and deliver any agreement, or to cause the Corporation to enter into any transaction, to:

i.	acquire or dispose of senior living facilities or businesses, acquire or dispose of the business or assets of any ancillary services business (e.g., therapy services, home health services or other services related to the Corporation's business), or acquire or dispose of interests in entities that hold such assets or businesses (an "Acquisition/Disposition Transaction");

ii.	expand or modify existing senior living facilities or develop new senior living facilities (an "Expansion/Development Transaction");

iii.	make any other investment, incur any obligation, or engage in any other transaction in furtherance of the Corporation's business (an "Other Transaction");

iv.	obtain financing (or refinancing) for an Acquisition/Disposition Transaction, Expansion/Development Transaction, Other Transaction, or for any other purpose in furtherance of the Corporation's business (a "Financing Transaction"); or

v.
effect an interest rate hedging transaction in connection with, or in anticipation of, any Financing Transaction(s) (a "Hedging Transaction", and collectively with Acquisition/Disposition Transactions, Expansion/Development Transactions, Other Transactions and Financing Transactions, the "Transactions");

provided that the amount involved (i.e., with respect to an Acquisition/Disposition Transaction, the gross purchase or sales price or aggregate lease basis or aggregate lease payments involved, whichever is greater) in any single such Transaction does not exceed Two Hundred and Fifty Million Dollars ($250,000,000.00) (the "Consideration Requirement"); and provided further, that, in the case of a transaction involving a joint venture, only the Corporation's proportionate investment or interest in the transaction will be counted toward the Consideration Requirement.

(c)          to review any other Transaction proposed by management and submitted to the Committee for review (irrespective of the Consideration Requirement) and to make recommendations to the Board with respect thereto.

(d)          to take any and all actions that the Committee may deem necessary or appropriate in order to negotiate, execute and deliver any agreement to enter into an interest rate hedge or swap in connection with any other transaction that has been previously approved by the Board regardless of amount.

(e)          to take, on behalf of the Corporation, such other actions and perform such services or duties as may be referred, assigned or delegated to it from time to time by the Board of Directors.

Notwithstanding anything in this Charter to the contrary, the Committee shall not have or assume, and there is hereby retained and reserved by the Board, any and all powers and duties vested in the Board which, under applicable law or any provision of the Amended and Restated Certificate of Incorporation of the Corporation or the Amended and Restated Bylaws, may not be delegated.

V.	INVESTIGATIONS AND STUDIES; OUTSIDE ADVISERS
The Committee may conduct or authorize investigations into or studies of matters within the Committee's scope of responsibilities, and may retain, at the Corporation's expense, such independent counsel or other consultants or advisers as it deems necessary. The Committee shall have full access to members of management, and management shall furnish to the Committee such financial information, projections and other information, support and cooperation as the Committee reasonably requests to conduct its investigations and studies, including access to the Corporation's investment bankers, counsel, consultants, accountants and other advisors.
*  *  *

Exhibit B

Voting Recommendations for 2015 Annual Meeting

1.	Election of Directors

2.	Say-on-Pay vote

3.	Ratification of Auditors

Exhibit C
For Immediate Release

BROOKDALE APPOINTS MARK PARRELL AND LEE WIELANSKY TO BOARD OF DIRECTORS

Sandell Supports Board Actions to Enhance Shareholder Value;
 Agrees to Vote in Favor of Brookdale's Director Nominations at 2015 Annual Meeting

NASHVILLE, Tenn., April 24, 2015 -- Brookdale Senior Living Inc. (NYSE: BKD) today announced the appointments of Mark J. Parrell and Lee S. Wielansky to its Board of Directors as Class III directors.  The appointments of Messrs. Parrell and Wielansky, which became effective on April 23, 2015, fill the vacancies created by the retirements from the Board of Mark J. Schulte, who had previously served as CEO and Co-CEO of the Company and had served as a director since 2008, and Dr. Samuel Waxman, who had served as a director since 2005.  Following the changes, the Brookdale Board will remain comprised of nine directors, seven of whom are independent.

Mr. Parrell brings over 20 years of real estate, capital markets, mergers and acquisitions and investment experience to the Brookdale Board.  Since 1999, Mr. Parrell has worked at Equity Residential, an S&P 500 company focused on the acquisition, development and management of high quality apartment properties in top U.S. growth markets.  He was appointed Executive Vice President and Chief Financial Officer of Equity Residential in 2007 after previously serving as Senior Vice President and Treasurer of the company.  Mr. Parrell also served as a director of Aviv REIT, Inc., a publicly-traded healthcare REIT, from its initial public offering until it was acquired earlier this year.

Mr. Wielansky has more than 40 years of commercial real estate investment, management and development experience. In 1983, Mr. Wielansky co-founded Midland Development Group, which focused on the development of retail properties in the mid-west and southeast and which was sold to Regency Centers Corporation.  Subsequently, he has served as a Managing Director of Regency Centers Corporation and as the President and Chief Executive Officer of JDN Development Company, Inc., which was a wholly-owned subsidiary of JDN Realty Corporation, a REIT which was acquired by Developers Diversified Realty Corporation.  Since 2003, he has served as Chairman and CEO of the re-started Midland Development Group and he also currently serves as Chairman and CEO of Opportunistic Equities, which specializes in low income housing.  Mr. Wielansky currently serves as Lead Trustee of Acadia Realty Trust, a publicly-traded REIT focused on the ownership, acquisition, redevelopment and management of commercial retail properties in the United States, and as a director of Isle of Capri Casinos, Inc. and Pulaski Financial Corp.

"We are pleased to welcome Mark and Lee as new independent directors to the Brookdale Board," said Jeffrey R. Leeds, Brookdale's Chairman.  "Mark and Lee are both distinguished and highly respected executives with deep real estate and finance experience, and we look forward to benefitting from their expertise as we continue to evaluate the role of our significant owned real estate portfolio.  Our Board remains committed to creating value for our shareholders.  The addition of Mark and Lee, along with Bill Petty who joined the Board in December 2014, demonstrates our focus on continuing to evolve the overall skills and experience represented on the Board in order to support the management team in refining and executing the Company's strategy to create shareholder value."
Mr. Leeds continued, "On behalf of the entire Board of Directors, I want to express our sincere thanks to Mark Schulte and Sam Waxman for their years of service and dedication to Brookdale.  We are extremely grateful for the solid leadership they have provided and for their numerous contributions to the Company's growth and success, and wish them the best."

Jackie Clegg, Chair of the Nominating and Corporate Governance Committee of Brookdale's Board, added, "We have been engaged in the process of identifying new directors as part of our focus on ensuring that the Board has the appropriate balance of senior housing, real estate, finance, and operations experience.  As part of this process, the Committee previously identified and vetted Mr. Parrell.  The Committee also vetted the candidates nominated by Sandell Asset Management in March 2015 and determined that the appointment of Mr. Wielansky would further the Committee's objective to create the appropriate balance of experience on the Board."

Messrs. Parrell and Wielansky, along with William G. Petty, Jr. and James R. Seward, will comprise the Investment Committee of the Brookdale Board. The Investment Committee, with an updated charter, has been charged with overseeing and assisting the Board in its ongoing review of options to create value for shareholders, including those associated with the Company's real estate portfolio. As previously disclosed, the Board and the Investment Committee are being advised in this regard by Goldman, Sachs & Co., Bank of America, CS Capital Advisors and Skadden Arps.  Consistent with its record of transparency, the Company will continue to provide regular updates on its plans and progress in the normal course of shareholder communication.

Furthermore, after receiving feedback from numerous shareholders regarding the Company's change in control severance arrangements, the Board has approved amendments to the Company's existing severance arrangements with its senior executives that will provide additional benefits to the executives in the event of certain terminations.  These changes are intended to further align the senior executives' interests with those of the Company's shareholders, particularly in the context of a change in control.

In connection with today's Board actions, the Company also announced an agreement with Sandell Asset Management. Sandell has agreed to withdraw its notice of nomination and agreed to abide by certain customary standstill and voting provisions, including voting in favor of the three nominees to be recommended by the Board at the 2015 Annual Meeting.

Thomas Sandell, CEO of Sandell Asset Management, stated, "We are very pleased with the collaborative solution we were able to reach with Brookdale, and the ongoing commitment the Company has demonstrated towards enhancing shareholder value. The two new directors joining the Board and the Investment Committee bring the right range and depth of experience to help the Company continue to address its strategic, operational and corporate governance goals.  We look forward to ongoing dialogue with Brookdale's management and Board during this period of increased industry strategic activity and real estate values."
The agreement between Brookdale and Sandell will be filed in a Form 8-K with the Securities and Exchange Commission.

Mark J. Parrell
Mr. Parrell has served as the Executive Vice President and Chief Financial Officer of Equity Residential, the largest United States apartment real estate investment trust, since October 2007.  Mr. Parrell was Senior Vice President and Treasurer of Equity Residential from August 2005 to October 2007, and served in various roles in the company's finance group since September 1999.  He currently serves as the Chair of the Finance Committee of the National Multifamily Housing Council.  Mr. Parrell served as a director of Aviv REIT, Inc. from March 2013 until April 1, 2015.  Mr. Parrell holds a B.B.A. from the University of Michigan and a J.D. from the Georgetown University Law Center.

Lee S. Wielansky
Mr. Wielansky currently serves as Chairman and CEO of Midland Development Group, Inc., which was re-started in 2003 and focuses on the development of retail properties in the mid-west and southeast, and as Chairman and CEO of Opportunistic Equities, which specializes in low income housing.  Mr. Wielansky was previously President and CEO of JDN Development Company, Inc., which was a wholly-owned subsidiary of JDN Realty Corporation, a publicly-traded REIT with more than $1 billion in assets that was acquired by Developers Diversified Realty Corporation. Before joining JDN, he served as Managing Director – Investments of Regency Centers Corporation, a publicly-traded REIT and a leading owner, operator and developer of shopping centers in the United States.  Mr. Wielansky is Lead Trustee of Acadia Realty Trust, a publicly-traded REIT focused on the ownership, acquisition, redevelopment and management of commercial retail properties in the United States, and is a director of Isle of Capri Casinos, Inc. and Pulaski Financial Corp.  He also serves on the Foundation board of Barnes Jewish Hospital (BJC) and the Jewish Federation in St Louis.  Mr. Wielansky received a bachelor's degree in Business Administration, with a major in Real Estate and Finance, from the University of Missouri - Columbia.

About Brookdale Senior Living
Brookdale Senior Living Inc. is the leading operator of senior living communities throughout the United States. We are committed to providing senior living solutions primarily within properties that are designed, purpose-built and operated to provide the highest-quality service, care and living accommodations for residents. Currently we operate independent living, assisted living, and dementia-care communities and continuing care retirement centers, with approximately 1,150 communities in 46 states and the ability to serve approximately 111,000 residents. Through our ancillary services program, we also offer a range of outpatient therapy, home health, personalized living and hospice services.

Safe Harbor
Certain statements in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties and include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, statements relating to strategic opportunities, refining and executing on our strategic plan, options and alternatives associated with our owned real estate portfolio, and creating shareholder value. These forward-looking statements are based on certain assumptions and expectations, and our ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Although we believe that expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained and actual results and performance could differ materially from those projected. Factors which could have a material adverse effect on our operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to, the risk associated with the current global economic situation and its impact upon capital markets and liquidity; changes in governmental reimbursement programs; our inability to extend (or refinance) debt (including our credit and letter of credit facilities) as it matures; the risk that we may not be able to satisfy the conditions precedent to exercising the extension options associated with certain of our debt agreements; events which adversely affect the ability of seniors to afford our monthly resident fees or entrance fees; the conditions of housing markets in certain geographic areas; our ability to generate sufficient cash flow to cover required interest and long-term operating lease payments; the effect of our indebtedness and long-term operating leases on our liquidity; the risk of loss of property pursuant to our mortgage debt and long-term lease obligations; the possibilities that changes in the capital markets, including changes in interest rates and/or credit spreads, or other factors could make financing more expensive or unavailable to us; our determination from time to time to purchase any shares under the repurchase program; our ability to fund any repurchases; our ability to effectively manage our growth; our ability to maintain consistent quality control; risks associated with regulatory oversight and approvals; the risk that we may not be able to expand, redevelop and reposition our communities in accordance with our plans; our ability to complete acquisitions and integrate them into our operations; competition for the acquisition of assets; our ability to obtain additional capital on terms acceptable to us; a decrease in the overall demand for senior housing; our vulnerability to economic downturns; acts of nature in certain geographic areas; terminations of our resident agreements and vacancies in the living spaces we lease; early terminations or non-renewal of management agreements; increased competition for skilled personnel; increased union activity; departure of our key officers; increases in market interest rates; environmental contamination at any of our communities; failure to comply with existing environmental laws; an adverse determination or resolution of complaints filed against us; the cost and difficulty of complying with increasing and evolving regulation; risks relating to the integration of Emeritus and the transactions with HCP, Inc., including in respect of unanticipated difficulties and/or expenditures relating to such transactions; the impact of such transactions on the Company's relationships with residents, employees and third parties; and the inability to obtain, or delays in obtaining, cost savings and synergies from such transactions; as well as other risks detailed from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in such SEC filings. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management's views as of the date of this press release. We cannot guarantee future results, levels of activity, performance or achievements and we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Important Additional Information and Where to Find It
The Company, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from stockholders in connection with the Company's 2015 Annual Meeting of Stockholders (the "2015 Annual Meeting"). The Company plans to file a proxy statement with the U.S. Securities and Exchange Commission (the "SEC") in connection with the solicitation of proxies for the 2015 Annual Meeting (the "2015 Proxy Statement").  STOCKHOLDERS ARE URGED TO READ THE 2015 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Additional information regarding the identity of these potential participants, none of whom, owns in excess of 1 percent of the Company's shares, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the 2015 Proxy Statement and other materials to be filed with the SEC in connection with the 2015 Annual Meeting. Information relating to the foregoing can also be found in the Company's definitive proxy statement for its 2014 Annual Meeting of Stockholders (the "2014 Proxy Statement"), filed with the SEC on June 6, 2014. To the extent holdings of the Company's securities by such potential participants have changed since the amounts printed in the 2014 Proxy Statement, such changes have been or will be reflected on Statements of Ownership and Change in Ownership on Forms 3 and 4 filed with the SEC.

Stockholders will be able to obtain, free of charge, copies of the 2015 Proxy Statement, any amendments or supplements thereto and any other documents (including the WHITE proxy card) when filed by the Company with the SEC in connection with the 2015 Annual Meeting at the SEC's website (http://www.sec.gov), at the Company's website (http://www.brookdale.com) or by contacting Chad C. White by phone at (615) 221-2250, by email at cwhite@brookdale.com or by mail at Brookdale Senior Living Inc., Attn: Chad C. White, Senior Vice President, Co-General Counsel and Secretary, 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027.